Exhibit 99.1

FERRELLGAS PARTNERS, L.P. AND FERRELLGAS PARTNERS FINANCE CORP. ANNOUNCE CLOSING OF UNDERWRITTEN PUBLIC OFFERING OF SENIOR NOTES

OVERLAND PARK, Kan., April 13, 2010 —Ferrellgas Partners, L.P. (NYSE: FGP) and its wholly-owned subsidiary Ferrellgas Partners Finance Corp. today announced the closing of their underwritten public offering of $280 million in aggregate principal amount of 8 5/8% senior unsecured notes due 2020. Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp. will receive net proceeds from this offering of approximately $273.4 million, after deducting underwriting commissions and estimated expenses of the offering. Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp. intend to use the net proceeds from the offering to purchase and/or redeem all of their 8.75% senior notes due 2012 and to pay related costs and expenses.

The offering has been made pursuant to a prospectus supplement and accompanying base prospectus filed as a part of the issuers’ effective shelf registration statement on Form S-3 (File No. 333-157760).

Wells Fargo Securities, BofA Merrill Lynch and J.P. Morgan have acted as joint book-running managers of the offering and Barclays Capital, BNP PARIBAS, Fifth Third Securities, Inc., PNC Capital Markets LLC, SOCIETE GENERALE and U.S. Bancorp Investments, Inc. have acted as co-managers of the offering. A copy of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from the following addresses:

Wells Fargo Securities
Attn: High Yield Syndicate
301 South College Street, 6th Floor
Charlotte, NC 28202
704-715-7035

BofA Merrill Lynch
Attn: Prospectus Department
One Bryant Park
New York, NY 10036
(800) 294-1322
dg.prospectus_distribution@bofasecurities.com

J.P. Morgan
Attn: Syndicate Desk
270 Park Avenue, 8th Floor
New York, NY 10017
(800) 245-8812

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Ferrellgas Partners, L.P.

Ferrellgas Partners, L.P. is a leading distributor of propane and related equipment and supplies to customers primarily in the United States.

About Ferrellgas Partners Finance Corp.

Ferrellgas Partners Finance Corp. is a wholly-owned subsidiary of Ferrellgas Partners, L.P.

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the issuers expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements include the issuers’ pricing of a public offering of $280 million in aggregate principal amount of senior unsecured notes due 2020. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the issuers, including market conditions, operational developments with respect to the issuers and other factors detailed in the issuers’ filings with the Securities and Exchange Commission.

Contact:
Tom Colvin, Investor Relations, 913-661-1530
Jim Saladin, Media Relations, 913-661-1833

SOURCE Ferrellgas Partners, L.P.